Exhibit 10.7

EYENOVIA, INC.

AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

September 27, 2017

Table of Contents

SECTION 1 DEFINITIONS		1
1.1	Certain Definitions.	1
1.2	For purposes of this Agreement, the following terms have the following meanings:	1
SECTION 2 RESTRICTIONS ON TRANSFER		3
2.1	General.	3
2.2	Notice of Proposed Transfer.	4
SECTION 3 RIGHT OF FIRST REFUSAL		4
3.1	Exercise by the Company.	4
3.2	Initial Exercise by the Eligible Investors.	4
3.3	Subsequent Exercise by the Eligible Investors.	5
3.4	Purchase Price.	5
3.5	Closing; Payment.	5
3.6	Exclusion from Right of First Refusal.	5
SECTION 4 RIGHT OF CO-SALE		6
4.1	Exercise by the Eligible Investors.	6
4.2	Subsequent Election to Sell by the Selling Investors.	6
4.3	Closing; Consummation of the Co-Sale.	7
4.4	Exclusion from Co-Sale Right.	7
4.5	Multiple Series, Class or Type of Stock.	7
4.6	Seller’s Right To Transfer.	7
SECTION 5 CONDITIONS TO VALID TRANSFER		7
5.1	Generally.	7
5.2	Put Right.	7
SECTION 6 RESTRICTIVE LEGEND AND STOP TRANSFER ORDERS		8
6.1	Legend.	8
6.2	Stop Transfer Instructions.	8
SECTION 7 SECTION 7 TERMINATION		8
7.1	Termination.	8
SECTION 8 MISCELLANEOUS		9
8.1	Notices.	9
8.2	Successors and Assigns.	10
8.3	Severability.	10
8.4	Amendment.	10
8.5	Continuity of Other Restrictions.	10
8.6	Governing Law.	10
8.7	Counterparts.	10
8.8	Further Assurances.	10
8.9	Conflict.	11
8.10	Attorney’s Fees.	11
8.11	Titles and Subtitles.	11
8.12	Entire Agreement.	11
8.13	Delays or Omissions.	11
8.14	Electronic Execution and Delivery.	11
8.15	Jurisdiction; Venue.	11
8.16	Aggregation.	12

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EYENOVIA, INC.

AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

This Amended and Restated Right of First Refusal and Co-Sale Agreement (this “Agreement”) is dated as of September 27, 2017, and is between EYENOVIA, INC., a Delaware corporation (the “Company”), the holders of Series A Preferred Stock of the Company as listed on Schedule 1 hereto (the “Series A Investors”), the holders of Series A-2 Preferred Stock of the Company as listed on Schedule 2 hereto (the “Series A-2 Investors”), the investors listed on Schedule 3 hereto (the “Series B Investors” and together with the Series A Investors and the Series A-2 the “Investors” and each an “Investor”), and the holders of the Company’s common stock listed on Schedule 4, as updated from time to time (each a “Holder” and, collectively, the “Holders”).

RECITALS

The Series A Investors and Series A-2 Investors collectively hold shares of the Company’s Series A Preferred Stock (as defined below), Series A-2 Preferred Stock (as defined below), and/or shares of Common Stock issued upon conversion thereof. The Holders hold shares of Common Stock in the Company. The Holders, Series A Investors and Series A-2 Investors and are parties to that certain Right of First Refusal and Co-Sale Agreement, dated as of March 18, 2015, between the Company, the Holders and such Investors (the “Prior Agreement”).

The Company proposes to sell shares of the Company’s Series B Preferred Stock to the Series B Investors pursuant to the Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Financing”). As a condition to the Financing, the Holders, the Series A Investors and the Series A-2 Investors desire to amend and restate the Prior Agreement in its entirety by entering into this Agreement to which the Series B Investors hereby join.

The parties therefore agree as follows:

SECTION 1

DEFINITIONS

1.1         Certain Definitions.  For purposes of this Agreement, the following terms have the following meanings:

(a)          “Affiliate” shall mean, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any subsidiary, parent, general partner, limited partner, retired partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b)          “Bad Actor Disqualification” means any “bad actor” disqualification described in Rule 506(d)(1) through (viii) under the Securities Act.

(c)          “Common Stock” means the common stock of the Company.

(d)          “Change of Control” means the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions.

(e)          “Convertible Securities” means all then outstanding options, warrants, rights, convertible notes, preferred stock or other securities of the Company directly or indirectly convertible into or exercisable for shares of Common Stock.

(f)           “Co-Sale Eligible Investor” means each Eligible Investor who has not exercised its right in Sections 3.2 and/or 3.3, as the case may be.

(g)          “Days” means calendar days; provided that if any day on which a period specified in this Agreement would otherwise terminate falls on a weekend or a federal holiday, the term “day” shall mean the next business day.

(h)          “Eligible Investor” means (i) an Investor who or which, at the time in question, holds at least 300,000 shares of Series A Preferred Stock and/or Series A-2 Preferred Stock (as may be adjusted from time to time for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like) or (ii) an Investor who or which, at the time in question, holds any shares of Series B Preferred Stock.

(i)           “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

(j)           “Preferred Stock” means, collectively, all shares of the Series A Preferred Stock, all shares of Series A-2 Preferred Stock, all shares of Series B Preferred Stock and each other series of preferred stock subsequently issued by the Company.

(k)          “Rights of Co-Sale” means the rights of co-sale provided to the Co-Sale Eligible Investors in Section 4.

(l)           “Rights of First Refusal” means the rights of first refusal provided to the Company and the Eligible Investors in Section 3.

(m)         “Seller” means any holder of Common Stock or Preferred Stock proposing to Transfer Seller Shares.

(n)          “Seller Shares” means all shares of Common Stock and Preferred Stock of the Company owned as of the date hereof or hereafter acquired by any stockholder, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like.

(o)          “Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share.

(p)          “Series A-2 Preferred Stock” means the Series A-2 Preferred Stock, par value $0.0001 per share.

(q)          “Series B Preferred Stock” means the Series B Preferred Stock, par value $0.0001 per share.

(r)           “Transfer,” “Transferring,” “Transferred,” or words of similar import, mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, except:

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(i)          any bona fide pledge made pursuant to a bona fide loan transaction that creates a mere security interest, if the pledgee executes a counterpart copy of this Agreement and becomes bound thereby as a Seller in the event that and to the extent that such pledgee ever acquires ownership of such shares;

(ii)         any transfers of Seller Shares by a Seller to Seller’s spouse, ex-spouse, domestic partner, lineal descendant or antecedent, brother or sister, the adopted child or adopted grandchild, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of Seller, or to a trust or trusts for the exclusive benefit of Seller or those members of Seller’s family specified in this Section 1.1(n)(ii) or transfers of Seller Shares by Seller by devise or descent; provided that, in all cases, the transferee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as was Seller;

(iii)        any bona fide gift effected for tax planning purposes, provided that the pledgee, transferee or donee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as was Seller;

(iv)         any transfer to the Company or an Eligible Investor pursuant to the terms of this Agreement; and

(v)          any repurchase of Seller Shares by the Company pursuant to agreements under which the Company has the option to repurchase such Seller Shares upon the occurrence of certain events, such as termination of employment, or in connection with the exercise by the Company of any rights of first refusal.

If a Seller plans to make any of the above excepted transfers, then, prior to transferring its Seller Shares, the Seller shall deliver to the Company a written notice stating: (i) Seller’s bona fide intention to make an excepted transfer of its Seller Shares; (ii) the name, address and phone number of each proposed transferee; (iii) the aggregate number of Seller Shares to be transferred to each proposed transferee; and (iv) the section in this agreement upon which Seller is relying in making an excepted transfer; and (v) whether any proposed transferee or any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members of any person that would be deemed a beneficial owner of those securities (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification (except for Bad Actor Disqualifications covered by Rule 506(d)(2) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Company.

SECTION 2

RESTRICTIONS ON TRANSFER

2.1         General. Before a Seller may Transfer any Seller Shares, Seller must comply with the provisions of Section 2.2, Section 3 and Section 4. Each Seller represents and warrants that it is the sole legal and beneficial owner of its Seller Shares and, subject to any restrictions imposed under the Company’s certificate of incorporation or bylaws, as currently in effect, or under any restricted stock purchase agreement with the Company, that no other person or entity has any interest (other than a community property interest) in such shares.

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2.2         Notice of Proposed Transfer. Prior to Seller Transferring any of its Seller Shares, Seller shall deliver to the Company and the Eligible Investors a written notice (the “Transfer Notice”) in substantially the form attached hereto as Exhibit A, stating: (i) Seller’s bona fide intention to Transfer such Seller Shares; (ii) the name, address and phone number of each proposed purchaser or other transferee (each, a “Proposed Transferee”); (iii) the aggregate number of Seller Shares proposed to be Transferred to each Proposed Transferee (the “Offered Shares”); (iv) the bona fide cash price or, in reasonable detail, other consideration for which Seller proposes to Transfer the Offered Shares (the “Offered Price”); and (v) each Eligible Investor’s right to exercise either its Right of First Refusal or its Right of Co-Sale (but not both rights) with respect to the Offered Shares; and (vi) whether any Proposed Transferee or any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members or any person that would be deemed a beneficial owner of the Offered Shares (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification (except for Bad Actor Disqualifications covered by Rule 506(d)(2) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Company.)

2.3         Transfers of Series B Preferred Stock. Notwithstanding anything herein to the contrary, the restrictions set forth in this Section 2 shall not apply to Transfers of shares of Series B Preferred Stock (or any Common Stock issuable upon conversion thereof) by a Series B Investor (i) to any Affiliate thereof or (ii) to the Series B Investor, as trustee, or any other Person approved by the Board, as trustee, of any trust established for the benefit of such Series B Investor or their family members (a “Series B Permitted Transfer”). Neither the Company nor any Eligible Investor shall have a right of first refusal with respect to any Series B Permitted Transfers pursuant to Section 3 below nor shall any Eligible Investor have any co-sale rights with respect to any Series B Permitted Transfers pursuant to Section 4 below.

SECTION 3

RIGHT OF FIRST REFUSAL

3.1         Exercise by the Company.

(a)          For a period of twenty (20) days (the “Initial Exercise Period”) after the last date on which the Transfer Notice is, pursuant to Section 8.1, deemed to have been delivered to the Company and all Eligible Investors, the Company shall have the right to purchase all or any part of the Offered Shares on the terms and conditions set forth in this Section 3. In order to exercise its right hereunder, the Company must deliver written notice to Seller within the Initial Exercise Period.

(b)          Upon the earlier to occur of (i) the expiration of the Initial Exercise Period or (ii) the time when Seller has received written confirmation from the Company regarding its exercise of its Right of First Refusal, the Company shall be deemed to have made its election with respect to the Offered Shares, and the shares for which the Eligible Investors may exercise their Rights of First Refusal (as described below) shall be correspondingly reduced, if appropriate.

3.2         Initial Exercise by the Eligible Investors.

(a)          Subject to the limitations of this Section 3.2, during the Initial Exercise Period, the Eligible Investors shall have the right to purchase, in the aggregate, all or any part of the Offered Shares not purchased by the Company pursuant to Section 3.1 (the “Remaining Shares”) on the terms and conditions set forth in this Section 3. In order to exercise its rights hereunder, such Eligible Investor must provide written notice delivered to Seller within the Initial Exercise Period.

(b)          To the extent the aggregate number of shares that the Eligible Investors desire to purchase (as evidenced in the written notices delivered to Seller) exceeds the Remaining Shares, each Eligible Investor so exercising will be entitled to purchase its pro rata share of the Remaining Shares, which shall be equal to that number of the Remaining Shares equal to the product obtained by multiplying (x) the number of Remaining Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock into Common Stock) held by such Eligible Investor on the date of the Transfer Notice and (ii) the denominator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock into Common Stock) held on the date of the Transfer Notice by all Eligible Investors exercising their Rights of First Refusal (“Pro Rata ROFR Share”).

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(c)          Within five (5) days after the expiration of the Initial Exercise Period, Seller will give written notice to the Company and each Eligible Investor specifying the number of Offered Shares to be purchased by the Company and each Eligible Investor exercising its Right of First Refusal (the “ROFR Confirmation Notice”). The ROFR Confirmation Notice shall also specify the number of Offered Shares not purchased by the Company or the Eligible Investors, if any, pursuant to Sections 3.1 and 3.2 (“Unsubscribed Shares”) and shall list each Participating Investor’s (as defined in Section 3.3) Subsequent Pro Rata Share (as described in Section 3.3) of any such Unsubscribed Shares.

3.3         Subsequent Exercise by the Eligible Investors. To the extent that there remain any Unsubscribed Shares, each Eligible Investor electing to exercise its right to purchase at least its full Pro Rata ROFR Share of the Remaining Shares under Section 3.2 (a “Participating Investor”) shall have a right to purchase all or any part of the Unsubscribed Shares; however, to the extent the aggregate number of shares that the Participating Investors desire to purchase (as evidenced in written notices delivered to the Seller) exceeds the remaining Unsubscribed Shares, each Participating Investor so exercising (an “Electing Participating Investor”) will be entitled to purchase that number of the Unsubscribed Shares equal to the product obtained by multiplying (x) the number of Unsubscribed Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock into Common Stock) held on the date of the Transfer Notice by such Electing Participating Investor and (ii) the denominator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock into Common Stock) held on the date of the Transfer Notice by all Electing Participating Investors (“Subsequent Pro Rata Share”). In order to exercise its rights hereunder, such Electing Participating Investor must provide written notice to Seller with a copy to the Company and each Eligible Investor within seven (7) days after the expiration of the Initial Exercise Period (the “Subsequent Exercise Period”).

3.4         Purchase Price. The purchase price for the Offered Shares to be purchased by the Company or by an Eligible Investor exercising its Right of First Refusal under this Agreement will be the Offered Price, and will be payable as set forth in Section 3.5. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board of Directors of the Company in good faith, which determination will be binding upon the Company, each Eligible Investor and Seller, absent fraud or error.

3.5         Closing; Payment. Subject to compliance with applicable state and federal securities laws, the Company and the Eligible Investors exercising their Rights of First Refusal shall effect the purchase of all or any portion of the Offered Shares, including the payment of the purchase price, within ten (10) days after the later of (i) delivery of the ROFR Confirmation Notice and (ii) Delivery of the Co-Sale Confirmation Notice (as defined in Section 4.1(c)), (iii) expiration of the Subsequent Exercise Period, and (iv) expiration of the Subsequent Co-Sale Period (as defined in Section 4.2) (the “Right of First Refusal Closing”). Payment of the purchase price will be made, at the option of the party exercising its Right of First Refusal, (i) in cash (by check), (ii) by wire transfer or (iii) by cancellation of all or a portion of any outstanding indebtedness of Seller to the Company or the Eligible Investor, as the case may be, or (iv) by any combination of the foregoing, in each case, net of applicable withholding taxes. At such Right of First Refusal Closing, Seller shall deliver to each of the Company and the Eligible Investors exercising their Rights of First Refusal, one or more certificates, properly endorsed for transfer, representing such Offered Shares so purchased.

3.6         Exclusion from Right of First Refusal. This Right of First Refusal shall not apply with respect to shares sold and to be sold by Eligible Investors pursuant to the Right of Co-Sale (set forth in Section 4) or with respect to any Series B Permitted Transfer.

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SECTION 4

RIGHT OF CO-SALE

4.1         Exercise by the Eligible Investors.

(a)          Subject to the limitations of this Section 4, to the extent that the Company and the Eligible Investors do not exercise their respective Rights of First Refusal with respect to all or any part of the Offered Shares or the Remaining Shares, as applicable, pursuant to Section 3, then, each Eligible Investor who has not exercised its Right of First Refusal pursuant to Section 3.2 or 3.3 (a “Co-Sale Eligible Investor”) shall have the right to participate in such sale of the Offered Shares which are not being purchased by the Company or the Eligible Investors pursuant to their respective Rights of First Refusal (“Residual Shares”), on the same terms and conditions as specified in the Transfer Notice, to the extent described in Section 4.1(b). To exercise its rights hereunder, each Co-Sale Eligible Investor (a “Selling Investor”) must have provided a written notice to Seller within the Initial Exercise Period indicating the number of shares it holds that it wishes to sell pursuant to this Section 4.1.

(b)          Each Selling Investor will be entitled to sell up to its pro rata share of the Residual Shares, which shall be equal to the product obtained by multiplying (x) the number of Residual Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock into Common Stock) held on the date of the Transfer Notice by such Selling Investor and (ii) the denominator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock into Common Stock) held on the date of the Transfer Notice by Seller and the Selling Investors (“Pro Rata Co-Sale Share”).

(c)          Within ten (10) days after the expiration of the Initial Exercise Period, Seller will give written notice to the Company and each Selling Investor specifying the number of Residual Shares to be sold by each Selling Investor exercising its Right of Co-Sale (the “Co-Sale Confirmation Notice”). The Co-Sale Confirmation Notice shall also specify the number of Residual Shares not being sold by the Selling Investors, if any, pursuant to Section 4 (the “Unsubscribed Residual Shares”) and shall list each Participating Co-Sale Investor’s (as defined in Section 4.2) Subsequent Pro Rata Co-Sale Share (as described in Section 4.2) of any such Unsubscribed Residual Shares.

4.2         Subsequent Election to Sell by the Selling Investors. To the extent that there remain any Unsubscribed Residual Shares, each Selling Investor electing to exercise its right to sell at least its full Pro Rata Co-Sale Share of the Residual Shares under Section 4.1 (a “Participating Co-Sale Investor”) shall have a right to sell all or any part of the Unsubscribed Residual Shares; however, to the extent the aggregate number of additional shares that the Participating Co-Sale Investors desire to sell (as evidenced in written notices delivered to the Seller) exceeds the Unsubscribed Residual Shares, each Participating Co-Sale Investor so exercising (an “Electing Participating Co-Sale Investor”) will be entitled to sell that number of the Unsubscribed Residual Shares equal to the product obtained by multiplying (x) the number of Unsubscribed Residual Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock into Common Stock) held by such Electing Participating Co-Sale Investor on the date of the Transfer Notice and (ii) the denominator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock into Common Stock) held on the date of the Transfer Notice by all Electing Participating Co-Sale Investors (“Subsequent Pro Rata Co-Sale Share”). In order to exercise its rights hereunder, such Electing Participating Co-Sale Investor must provide written notice to Seller with a copy to the Company and each Eligible Investor within twelve (12) days after expiration of the Initial Exercise Period (the “Subsequent Co-Sale Period”).

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4.3         Closing; Consummation of the Co-Sale. Subject to compliance with applicable state and federal securities laws, the sale of the Residual Shares by the Selling Investors shall occur within ten (10) days after the later of (i) delivery of the Co-Sale Confirmation Notice and (ii) expiration of the Subsequent Co-Sale Period (the “Co-Sale Closing”). If a Selling Investor exercised the Right of Co-Sale in accordance with this Section 4, then such Selling Investor shall deliver to Seller at or before the Co-Sale Closing, one or more certificates, properly endorsed for Transfer, representing the number of Residual Shares to which the Selling Investor is entitled to sell pursuant to this Section 4. At the Co-Sale Closing, Seller shall cause such certificates or other instruments to be Transferred and delivered to the Transferee pursuant to the terms and conditions specified in the Transfer Notice, and Seller will remit, or will cause to be remitted, to each Selling Investor, at the Co-Sale Closing, that portion of the proceeds of the Transfer to which each Selling Investor is entitled by reason of each Selling Investor’s participation in such Transfer pursuant to the Right of Co-Sale, net of applicable withholding taxes.

4.4         Exclusion from Co-Sale Right. This Right of Co-Sale shall not apply with respect to Common Stock (including shares issued or issuable upon conversion of Preferred Stock) sold or to be sold to Eligible Investors or the Company pursuant to the Right of First Refusal or with respect to any Series B Permitted Transfer.

4.5         Multiple Series, Class or Type of Stock. If the Offered Shares consist of more than one series, class or type of security, Seller has the right to Transfer hereunder each such series, class or type; provided that if, as to the Right of Co-Sale, a Selling Investor does not hold any of such series, class or type and the Proposed Transferee is not willing, at the Co-Sale Closing, to purchase some other series, class or type of security from such Selling Investor, or is unwilling to purchase any security from such Selling Investor at the Co-Sale Closing, then such Selling Investor will have the put right (the “Put Right”) set forth in Section 5.2.

4.6         Seller’s Right To Transfer. If any of the Offered Shares remain available after the exercise of all Rights of First Refusal and all Rights of Co-Sale, then the Seller shall be free to Transfer, subject to Section 5, any such remaining shares to the Proposed Transferee at the Offered Price or a higher price in accordance with the terms set forth in the Transfer Notice; provided, however, that if the Offered Shares are not so Transferred during the seventy-two (72) day period following the deemed delivery of the Transfer Notice, then Seller may not Transfer any of such remaining Offered Shares without complying again in full with the provisions of this Agreement.

SECTION 5

CONDITIONS TO VALID TRANSFER

5.1         Generally. Any attempt by any Seller to Transfer any Seller Shares in violation of any provision of this Agreement will be void. No securities shall be transferred by Seller unless (i) such Transfer is made in compliance with all of the terms of this Agreement and all applicable federal and state securities laws and (ii) prior to such Transfer, the transferee or transferees sign a counterpart to this Agreement pursuant to which it or they agree to be bound by the terms of this Agreement. The Company will not be required to (A) transfer on its books any shares that have been Transferred in violation of any provisions of this Agreement or (B) to treat as owner of such shares, or accord the right to vote or pay dividends to any purchaser, donee or other transferee to whom such shares may have been so Transferred.

5.2         Put Right. If a Seller Transfers any Seller Shares in contravention of the Right of Co-Sale under this Agreement (a “Prohibited Transfer”), or if the Proposed Transferee of Offered Shares desires to purchase a class, series or type of stock offered by Seller but not held by a Selling Investor, or the Proposed Transferee is unwilling to purchase any securities from a Selling Investor, such Selling Investor may, by delivery of written notice to such Seller (a “Put Notice”) within ten (10) days after the later of (i) the Co-Sale Closing and (ii) the date on which such Selling Investor becomes aware of the Prohibited Transfer or the terms thereof, require such Seller to purchase from such Selling Investor that number of shares of Preferred Stock (on an as-converted basis) or Common Stock (subject to Section 5.2(b)) that is equal to the number of Residual Shares such Selling Investor would have been entitled to Transfer to the purchaser (the “Put Shares”). Such sale shall be made on the following terms and conditions:

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(a)          The price per share at which the Put Shares are to be sold to Seller shall be equal to the price per share that the Selling Investor would have received at the Co-Sale Closing of such Prohibited Transfer if such Selling Investor had sold such Put Shares at the Co-Sale Closing. Such purchase price of the Put Shares shall be paid in cash or such other consideration as Seller received in the Prohibited Transfer or at the Co-Sale Closing. Seller shall also reimburse the Selling Investor for any and all fees and expenses, including, but not limited to, legal fees and expenses, incurred pursuant to the exercise or attempted exercise of such Selling Investor’s Rights of Co-Sale pursuant to Section 4 or in the exercise of its rights under this Section 5 with respect to the Put Shares.

(b)          The Put Shares of Stock to be sold to Seller shall be of the same class or type as Transferred in the Prohibited Transfer or at the Co-Sale Closing if such Selling Investor then owns securities of such class or type. If such Selling Investor does not own any of such class or type, the Put Shares shall be shares of Common Stock (or Preferred Stock convertible into Common Stock at the option of the holder thereof).

(c)          The closing of such sale to Seller will occur within ten (10) days after the date of such Selling Investor’s Put Notice to such Seller. At such closing, the Selling Investor shall deliver to Seller the certificate or certificates representing the Put Shares to be sold, each certificate to be properly endorsed for transfer, and immediately upon receipt thereof, such Seller shall pay the aggregate purchase price therefor, and the amount of reimbursable fees and expenses, as specified in Section 5.2(a).

SECTION 6

RESTRICTIVE LEGEND AND STOP TRANSFER ORDERS

6.1         Legend. Each holder of Common Stock or Preferred Stock understands and agrees that the Company will cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of Seller Shares by each holder of Common Stock or Preferred Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH CERTAIN RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE AS SET FORTH IN A RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT ENTERED INTO BY THE HOLDER OF THESE SHARES, THE COMPANY AND STOCKHOLDERS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE ARE BINDING ON TRANSFEREES OF THESE SHARES.

6.2         Stop Transfer Instructions. In order to ensure compliance with the restrictions referred to herein, each Seller agrees that the Company may issue appropriate “stop transfer” certificates or instructions in the event of a Transfer in violation of any provision of this Agreement and that it may make appropriate notations to the same effect in its records.

SECTION 7

TERMINATION

7.1         Termination. The Eligible Investors’ Rights of First Refusal and Rights of Co-Sale shall terminate upon the earliest to occur of (i) the closing of a Qualified Public Offering (as defined below), (ii) the date on which this Agreement is terminated by a writing executed by holders of at least a majority of the shares of Preferred Stock then held by the Investors (on an as converted to common basis), (iii) the dissolution or winding-up of the Company, or (iv) immediately prior to the effective date of a Change of Control. The Company’s Right of First Refusal will terminate upon the earliest to occur of (i) a written election of the Company pursuant to an action by the Board of Directors, or (ii) the occurrence of any of (i), or (iv) in the preceding sentence. A “Qualified Public Offering” means a bona fide, firm commitment underwritten public offering by the Company pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s Common Stock, provided that the offering price per share is not less than $2.00 (as adjusted for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like), and the aggregate gross proceeds to the Company are not less than $20,000,000.

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SECTION 8

MISCELLANEOUS

8.1         Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to an Investor, a Seller or any other holder of Company securities subject to this Agreement) or otherwise delivered by hand, messenger or courier service addressed:

(a)          if to an Investor, to the Investor’s address, facsimile number or electronic mail address as shown in the exhibits to this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof;

(b)          if to a Seller, to the Seller’s address, facsimile number or electronic mail address as shown in the exhibits to this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof;

(c)          if to any other holder of Company securities subject to this Agreement, to such address, facsimile number or electronic mail address as shown in the exhibits to this Agreement or in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address, facsimile number or electronic mail address of the last holder of such securities for which the Company has contact information in its records; or

(d)          if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 315 Montgomery Street, Suite 100, San Francisco, CA 94104, or at such other address as the Company shall have furnished to the Investors, Sellers or other such holders, with a copy (which shall not constitute notice) to Hill Ward Henderson, 101 East Kennedy Boulevard, Suite 3700, Tampa, Florida 33602, Attention: R. Reid Haney.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or, if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, (iv) if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.

Subject to the limitations set forth in Delaware General Corporation Law §232(e), each Investor, Seller or other security holder consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by facsimile telecommunication to the facsimile number set forth in the exhibits to this Agreement (or to any other facsimile number for the Investor, Seller or other security holder in the Company’s records), electronic mail to the electronic mail address set forth in the exhibits to this Agreement (or to any other electronic mail address for the Investor, Seller or other security holder in the Company’s records), (Hi) posting on an electronic network together with separate notice to the Investor, Seller or other security holder of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the Investor, Seller or other security holder. This consent may be revoked by an Investor, Seller or other security holder by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

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8.2         Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

8.3         Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

8.4         Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investors holding a majority of the Common Stock issued or issuable upon conversion of the Preferred Stock (excluding any of such shares that have been sold to the public or pursuant to Rule 144); provided, however, that if any amendment, waiver, discharge or termination operates in a manner that treats any Investor different from other Investors, the consent of such Investor shall also be required for such amendment, waiver, discharge or termination. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Seller, each Investor and each future holder of shares of Preferred Stock with rights under this Agreement. Each Investor acknowledges that by the operation of this paragraph, the holders of a majority of the Common Stock issued or issuable upon conversion of the Preferred Stock (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Investor under this Agreement.

8.5         Continuity of Other Restrictions. Any Seller Shares not purchased by the Company or any Eligible Investor pursuant to their Right of First Refusal hereunder will continue to be subject to all other restrictions imposed upon such Seller Shares hereunder and by law, including any restrictions imposed under the Company’s certificate of incorporation or bylaws, or by agreement.

8.6         Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware, without regard to principles of conflicts of law.

8.7         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

8.8         Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

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8.9         Conflict. In the event of any conflict between the terms of this Agreement and the Company’s certificate of incorporation or its bylaws, the terms of the Company’s certificate of incorporation or its bylaws, as the case may be, will control. In the event of any conflict between the terms of this Agreement and any other agreement to which a Holder is a party or by which such Holder is bound, the terms of this Agreement will control. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

8.10       Attorney’s Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

8.11       Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto.

8.12       Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

8.13       Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

8.14       Electronic Execution and Delivery. A facsimile, telecopy, pdf., email or other reproduction of this Agreement may be executed by one or more parties and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy, pdf. or other reproduction hereof.

8.15       Jurisdiction; Venue. Each of the parties hereto hereby submits and consents irrevocably to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for the interpretation and enforcement of the provisions of this Agreement. Each of the parties hereto also agrees that the jurisdiction over the person of such parties and the subject matter of such dispute shall be effected by the mailing of process or other papers in connection with any such action such manner as may be lawful, and that service in such manner shall constitute valid and sufficient service of process.

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8.16       Aggregation. All shares of Preferred Stock of the Company held or acquired by affiliated entities or persons of an Investor (including but not limited to: (i) a constituent partner or a retired partner of an Investor that is a partnership; (ii) a parent, subsidiary or other affiliate of an Investor that is a corporation; (iii) an immediate family member living in the same household, a descendant, or a trust, in the case of an Investor who is an individual; or (iv) a member of an Investor that is a limited liability company) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement which are triggered by the beneficial ownership of a threshold number of shares of the Company’s capital stock.

(signature pages follow)

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The parties are signing this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date stated in the introductory clause.

EYENOVIA, INC. a Delaware corporation

By:	/s/ Tsontcho Ianchulev
Name: Tsontcho Ianchulev
Title: Chief Executive Officer

[Signature Page to Amended and Restated Right of First Refusal and Co-Sale Agreement]

The party below herby agrees, effective _______________, 2017, to become a party to this Amended and Restated Right of First Refusal and Co-Sale Agreement and for all purposes of this Amended and Restated Right of First Refusal and Co-Sale Agreement the party below shall be included within the term Investor.

INVESTOR:

(Print investor name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

[Signature Page to Amended and Restated Right of First Refusal and Co-Sale Agreement]

Schedule 1

Series A Investors

Name, Address and E-Mail

Schedule 2

Series A-2 Investors

Name, Address and E-Mail

Schedule 3

Series B Investors

Name, Address and E-Mail

Schedule 4 Holders

Name, Address and E-Mail

EXHIBIT A

FORM OF

NOTICE OF SHARE TRANSFER

Notice of Transfer

I intend to transfer shares of the Company’s stock as indicated below (the “Offered Shares”).

Notice of Rights

Pursuant to the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of _________________ (the “Agreement”), I write to inform you of your Right of First Refusal and your Right of Co-Sale (each as defined in the Agreement) with respect to the Offered Shares. If you choose to do so, you may exercise one (but not both) of these rights with respect to the Offered Shares by returning this notice to me, at the address below, with a copy to Eyenovia, Inc. If you decline your right to do so, you do not need to return anything. Your failure to return this notice on a timely basis will indicate that you have declined to exercise your Right of First Refusal and Right of Co-Sale with respect to the Offered Shares.

Election

I exercise my Right of First Refusal	☐

I exercise my Right of Co-Sale	☐

I wish to (circle one, not both) buy / sell ______shares of ________stock.

Description of Transfer

1.	Type and aggregate number of shares to be transferred:

2.	Type of transfer (please check one):

☐	Sale

☐	Other. Describe:

3.	Proposed transferees:

Name and address	Type, amount and price of shares
1. [insert name of proposed transferee] [insert address of proposed transferee] [insert phone number of proposed transferee]	[enter amount, type and price of shares]
2. [insert name of proposed transferee] [insert address of proposed transferee] [insert phone number of proposed transferee]	[enter amount, type and price of shares]

4.	Consideration:

•	Total cash consideration:

•	Total fair market value of non-cash consideration (if any) as of the date of the notice:

•	Describe any non-cash consideration in reasonable detail:

[Specify applicable return dates for the notice]. There will be no extension of this deadline.

[Enter seller’s name and address]

[Enter the company’s address and contact person]